LA QUINTA INNS, INC.

                             COMBINED BALANCE SHEETS
                                 (in thousands)
================================================================================

                                                                                  December 31
                                                                          --------------------------

ASSETS                                                                        1997           1996
                                                                          -----------    -----------
Current assets:
  Cash and cash  equivalents ..........................................   $     2,110    $     1,508
  Receivables:
   Trade and other (net of allowance of $191 and $108) ................        14,805         12,302
   Income taxes .......................................................          --            3,835
  Supplies and prepayments ............................................        14,673         10,811
  Deferred income taxes ...............................................         9,813          9,277
                                                                          -----------    -----------
        Total current assets ..........................................        41,401         37,733
                                                                          -----------    -----------
Notes receivable, excluding current installments (net of allowance
      of $1,793 in 1996) ..............................................         1,104          3,700
Property and equipment, net ...........................................     1,449,215      1,148,190
Deferred charges and other assets, at cost less applicable amortization        10,304         10,177
                                                                          -----------    -----------
        Total assets ..................................................   $ 1,502,024    $ 1,199,800
                                                                          ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt .............................   $    29,400    $    33,299
   Accounts payable ...................................................        73,605         55,088
   Accrued expenses ...................................................        49,521         53,584
                                                                          -----------    -----------
        Total current liabilities .....................................       152,526        141,971
                                                                          -----------    -----------
Long-term debt, excluding current installments ........................       872,285        659,369
Deferred income taxes, pension and other ..............................        42,020         29,591
Partners' capital .....................................................         2,667          3,293
Shareholders' equity:
   Common stock ($.10 par value per share; 200,000 and 100,000 shares
      authorized; 85,007 and 84,274 shares issued) ....................         8,501          8,427
   Additional paid-in capital .........................................       249,612        240,453
   Unearned officer's compensation ....................................        (1,016)          --
   Retained earnings ..................................................       270,462        188,610
   Treasury stock, at cost (7,870 and 6,704 shares) ...................       (95,033)       (71,914)
                                                                          -----------    -----------
      Total shareholders' equity ......................................       432,526        365,576
                                                                          -----------    -----------
      Total liabilities and shareholders' equity ......................   $ 1,502,024    $ 1,199,800
                                                                          ===========    ===========

            See accompanying notes to combined financial statements.

================================================================================

                              LA QUINTA INNS, INC.

                        COMBINED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
================================================================================

                                                                                             Years Ended December 31
                                                                                      -----------------------------------
                                                                                         1997         1996         1995
                                                                                      ---------    ---------    ---------
Revenues:
  Inn .............................................................................   $ 494,494    $ 434,864    $ 405,694
  Restaurant rental and other .....................................................       8,075        8,195        8,225
                                                                                      ---------    ---------    ---------
     Total revenues ...............................................................     502,569      443,059      413,919
                                                                                      ---------    ---------    ---------
Operating costs and expenses:
  Direct ..........................................................................     244,501      218,738      209,153
  Corporate .......................................................................      18,524       18,450       18,522
  Depreciation, amortization and asset retirements ................................      60,817       48,105       40,951
  Provision for premature retirement of assets ....................................        --         18,076       12,630
                                                                                      ---------    ---------    ---------
       Total operating costs and expenses .........................................     323,842      303,369      281,256
                                                                                      ---------    ---------    ---------
       Operating income ...........................................................     178,727      139,690      132,663
                                                                                      ---------    ---------    ---------
Other (income) expense:
  Interest, net ...................................................................      49,186       41,812       39,442
  Partners' equity in earnings ....................................................         860        1,499       10,227
  Net gain on property transactions ...............................................      (8,808)        --           --
                                                                                      ---------    ---------    ---------
       Earnings before income taxes and extraordinary items .......................     137,489       96,379       82,994
Income taxes ......................................................................      50,185       35,660       31,620
                                                                                      ---------    ---------    ---------
       Earnings before extraordinary items ........................................      87,304       60,719       51,374
Extraordinary items, net of income taxes ..........................................         (38)        (524)        (717)
                                                                                      ---------    ---------    ---------
       Net earnings ...............................................................      87,266       60,195       50,657
Conversion of partner's interest into common stock ................................        --           --        (46,364)
                                                                                      ---------    ---------    ---------
       Net earnings available to shareholders .....................................   $  87,266    $  60,195    $   4,293
                                                                                      =========    =========    =========


Basic earnings per share:
       Earnings after conversion of partner's interest into common stock and before
        extraordinary items .......................................................   $    1.13    $     .78    $     .07
       Extraordinary items, net of income taxes ...................................        --           (.01)        (.01)
                                                                                      ---------    ---------    ---------

       Net earnings available to shareholders .....................................   $    1.13    $     .77    $     .06
                                                                                      =========    =========    =========


Basic weighted average number of shares outstanding ...............................      77,426       77,736       74,360
                                                                                      =========    =========    =========

Diluted earnings per share:
     Earnings after conversion of partner's interest into common
       stock and before extraordinary items .......................................   $    1.09    $     .75    $     .07
     Extraordinary items, net of income taxes .....................................        --           (.01)        (.01)
                                                                                      ---------    ---------    ---------
     Net earnings available to shareholders .......................................   $    1.09    $     .74    $     .06
                                                                                      =========    =========    =========


Diluted weighted average number of shares outstanding .............................      80,160       80,961       77,991
                                                                                      =========    =========    =========

            See accompanying notes to combined financial statements.
================================================================================

                              LA QUINTA INNS, INC.

                   COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)
================================================================================

                                                                          Additional   Unearned                 Minimum
                                   Common Stock        Treasury Stock       Paid-In    Officer's   Retained     Pension
                                 Shares    Amount    Shares      Amount     Capital  Compensation  Earnings    Liability     Total
                                 ------    ------    ------      ------     -------  ------------  --------    ---------     -----
Balances at December 31, 1994 .. 48,759    $4,876    (2,361)    $(17,339)   $68,759    $   --      $134,409     $(1,474)   $189,231
  Exercise of stock options ....    824        82        (6)        (158)    11,228        --          --          --        11,152
  Purchase of treasury stock ...   --        --        (482)     (12,244)      --          --          --          --       (12,244)
  Conversion of partner's
     interest into common stock   5,300       530      --           --      142,234        --       (46,364)       --        96,400
  Dividends paid ...............   --        --        --           --         --          --        (4,957)       --        (4,957)
  Net earnings .................   --        --        --           --         --          --        50,657        --        50,657
  Minimum pension liability ....   --        --        --           --         --          --          --         1,474       1,474
                                 ------   -------   -------    ---------    -------    --------   ---------    --------    --------

Balances at December 31, 1995 .. 54,883     5,488    (2,849)     (29,741)   222,221        --       133,745        --       331,713
  Effect of stock split at
     July 15, 1996 ............. 27,678     2,768    (1,735)        --       (2,768)       --          --          --          --
  Exercise of stock options ....  1,713       171        (3)         (79)    21,000        --          --          --        21,092
  Purchase of treasury stock ...   --        --      (2,117)     (42,094)      --          --          --          --       (42,094)
  Dividends paid ...............   --        --        --           --         --          --        (5,330)       --        (5,330)
  Net earnings .................   --        --        --           --         --          --        60,195        --        60,195
                                 ------   -------   -------    ---------    -------    --------   ---------    --------    --------

Balances at December 31, 1996 .. 84,274     8,427    (6,704)     (71,914)   240,453        --       188,610        --       365,576
  Exercise of stock options ....    708        71       (10)        (214)     8,075        --          --          --         7,932
  Issuance of restricted stock
    and stock options ..........     25         3      --           --        1,084      (1,084)       --          --             3
  Purchase of treasury stock ...   --        --      (1,156)     (22,905)      --          --          --          --       (22,905)
  Dividends paid ...............   --        --        --           --         --          --        (5,414)       --        (5,414)
  Amortization of unearned
     officer's compensation ....   --        --        --           --         --            68        --          --            68
  Net earnings .................   --        --        --           --         --          --        87,266        --        87,266
                                 ------   -------   -------    ---------    -------    --------   ---------    --------    --------

  Balances at December 31, 1997  85,007    $8,501    (7,870)    $(95,033)   249,612     $(1,016)   $270,462    $   --      $432,526
                                 ======   =======   =======    =========    =======    ========   =========    ========    ========

            See accompanying notes to combined financial statements.
================================================================================

                              LA QUINTA INNS, INC.

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)
================================================================================

                                                                                               Years Ended December 31
                                                                                  -------------------------------------------------
                                                                                      1997              1996               1995
                                                                                  -----------        -----------        -----------
Cash flows from operating activities:
  Net earnings ............................................................       $    87,266        $    60,195        $    50,657
  Adjustments to reconcile net earnings to net cash provided by operating activities:
      Depreciation and amortization of property and equipment
       and asset retirements ..............................................            60,817             48,105             40,951
      Amortization of unearned officer's compensation .....................                68                 --                 --
      Provision for premature retirement of assets ........................                --             18,076             12,630
      Provision for deferred taxes ........................................            12,259              8,490              1,181
      Gain on property transactions .......................................            (8,808)                --                 --
      Partners' equity in earnings ........................................               860              1,499             10,227
      Changes in operating assets and liabilities:
        Receivables .......................................................              (856)               349               (537)
        Income taxes ......................................................            13,068              3,535              5,346
        Supplies and prepayments ..........................................            (4,321)            (2,431)            (1,818)
        Accounts payable and accrued expenses .............................             2,415              8,517              9,704
        Deferred charges and other assets .................................              (634)             1,804                656
        Deferred credits ..................................................              (366)               123               (199)
                                                                                  -----------        -----------        -----------
         Net cash provided by operating activities ........................           161,768            148,262            128,798
                                                                                  -----------        -----------        -----------


Cash flows from investing activities:
  Construction, purchase and conversion of inns ...........................          (251,516)          (148,977)           (77,502)
  Other capital expenditures ..............................................          (110,891)          (116,799)           (39,976)
  Proceeds from property transactions .....................................            21,026                201                 14
  Purchase of partners' equity interests ..................................               (81)            (9,232)           (48,200)
  Decrease (increase) in notes receivable and investments .................             2,353               (372)             6,836
                                                                                  -----------        -----------        -----------
         Net cash used by investing activities ............................          (339,109)          (275,179)          (158,828)
                                                                                  -----------        -----------        -----------


Cash flows from financing activities:
  Proceeds from line of credit and long-term borrowings ...................         1,047,122            651,149            645,723
  Principal payments on line of credit and long-term borrowings ...........          (837,172)          (494,105)          (601,121)
  Capital distributions to partners .......................................              (722)            (1,129)            (2,495)
  Dividends to shareholders ...............................................            (5,414)            (5,330)            (4,957)
  Purchase of treasury stock ..............................................           (29,487)           (24,012)           (12,346)
  Purchase of treasury stock from related party ...........................                --            (11,500)                --
  Net proceeds from stock transactions ....................................             3,616             10,762              5,227
                                                                                  -----------        -----------        -----------
         Net cash provided by financing activities ........................           177,943            125,835             30,031
                                                                                  -----------        -----------        -----------
Increase (decrease) in cash and cash equivalents ..........................               602             (1,082)                 1
Cash and cash equivalents at beginning of year ............................             1,508              2,590              2,589
                                                                                  -----------        -----------        -----------
Cash and cash equivalents at end of year ..................................       $     2,110        $     1,508        $     2,590
                                                                                  ===========        ===========        ===========


            See accompanying notes to combined financial statements.
================================================================================

                              LA QUINTA INNS, INC.

                        COMBINED STATEMENTS OF CASH FLOWS
                                 (in thousands)
================================================================================

                                                                                                    Years Ended December 31
                                                                                            ----------------------------------------
                                                                                               1997           1996            1995
                                                                                            ----------      ---------       --------
Supplemental schedule of non-cash investing and financing activities:

Tax benefit from stock options exercised ...........................................         $ 4,319         $10,330         $ 6,027
Debt incurred in connection with acquisitions of unincorporated
     partnerships and joint ventures ...............................................           2,500           3,700              --
Accrual for purchase of treasury stock .............................................              --           6,582              --
Effect of stock split ..............................................................              --           2,768              --
Adjustment to carrying value of property and equipment .............................              --              --          51,081
Conversion of partner's interest into common stock .................................              --              --          46,364
Minimum pension liability ..........................................................              --              --           2,889




            See accompanying notes to combined financial statements.
================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Basis of Presentation

     The Company develops, owns and operates hotels. At December 31, 1997, the Company owned and operated 267 hotels in 28 states, concentrated in the Western and Southern United States.

     The combined financial statements include the accounts of subsidiaries (all wholly-owned) and unincorporated partnerships and joint ventures in which the Company has at least a 50% interest, and in one case a 40% interest through July 3, 1995, and exercises substantial legal, financial and operational control. All significant intercompany accounts and transactions have been eliminated in combination. Certain reclassifications of prior period amounts have been made to conform with the current period presentation.

Cash Equivalents

     All highly liquid investments with a maturity of three months or less at the date of acquisition are considered cash equivalents.

Deferred Charges

     Deferred charges consist primarily of issuance costs related to long-term debt, loan fees, closing fees and organizational costs. Issuance costs are amortized over the life of the related debt using the interest method. Organizational costs are amortized over five years. Loan fees and closing fees are amortized over the respective terms of the loans.

Self-Insurance Programs

     The Company uses a paid loss retrospective insurance plan for general and auto liability and workers' compensation whereby the Company is effectively self-insured. Predetermined loss limits have been arranged with insurance companies to limit the Company's per occurrence cash outlay.

     The Company maintains a self-insurance program for major medical and hospitalization coverage for employees and dependents which is partially funded by payroll deductions. Payments for major medical and hospitalization to individual participants less than specified amounts are self-insured by the Company.

     Provisions have been made in the combined financial statements which represent the expected future payments based on estimated ultimate cost for incidents incurred through the balance sheet date. Accrued self-insurance liabilities totaled approximately $16,413,000 and $20,762,000 at December 31, 1997 and 1996, respectively.

Advertising

     Substantially all costs of advertising, promotion and marketing programs are charged to operations in the year incurred. These costs were approximately $24,773,000, $19,370,000 and $17,523,000 for the years ended December 31, 1997,
1996 and 1995, respectively.

Use of Estimates

     The Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

Accounting Pronouncement

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("Statement 130"), "Comprehensive Income", which is effective for fiscal years beginning after December 15, 1997. Statement 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. The Company will implement the statement in the required period. Adoption of the statement is not expected to have a material adverse effect on the Company's financial position or the results of its operations.

(2) PROPERTY AND EQUIPMENT

     At December 31, 1997 and 1996, property and equipment, net consisted of the following:

                                                              December 31
                                                        ------------------------
                                                           1997          1996
                                                        ----------    ----------
                                                             (in thousands)
Buildings ..........................................    $1,172,119    $  988,711
Furniture, fixtures and equipment ..................       197,453       148,691
Land and leasehold improvements ....................       206,039       183,207
Construction in progress ...........................       209,346       120,286
                                                        ----------    ----------
   Total property and equipment ....................     1,784,957     1,440,895
Less accumulated depreciation and amortization .....       335,742       292,705
                                                        ----------    ----------
   Property and equipment, net .....................    $1,449,215    $1,148,190
                                                        ==========    ==========


     At December 31, 1997, approximately $209,392,000 of the net property and equipment shown above is pledged as collateral under certain mortgages and industrial development revenue bonds ("IRBs").

     Property and equipment is recorded at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets as follows: 40 years for buildings; 4 to 10 years for furniture, fixtures and equipment; 10 to 20 years for improvements to land and leaseholds. Maintenance and repairs are charged to operations as incurred. Expenditures for improvements are capitalized.

     Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Losses on impairment are determined by comparing the sum of the expected future undiscounted cash flows to the carrying amount of the asset. Impairment losses are recognized in operating income as they are determined.

     At December 31, 1997 and 1996, land and leasehold improvements includes $1,315,000 for properties held for sale stated at the lower of cost or estimated net realizable value. Charges to reduce the carrying amounts of properties held for sale to net realizable value are recognized in income.

     The Company launched its Gold Medal rooms program during the third quarter of 1995. During this program, the Company replaced certain furniture and fixtures before the end of their normal useful life and therefore made adjustments to reflect shorter remaining lives. As a result, the Company recorded non-cash provisions for premature retirement of assets of $18,076,000 and $12,630,000 during 1996 and 1995, respectively. The Company completed the program during 1997.



================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================
 (3)  LONG-TERM DEBT

     At December 31, 1997 and 1996, long-term debt consisted of the following:

                                                                             December 31
                                                                         -------------------
                                                                           1997       1996
                                                                         --------   --------
                                                                           (in thousands)

Mortgage loans maturing 1998-2001 (8.85% weighted average effective
   interest rate) ....................................................   $ 54,291   $ 58,337
Industrial development revenue bonds, maturing 1998-2012
   (5.41% weighted average effective interest rate) ..................     39,917     49,394
Unsecured line of credit, maturing February 28, 2002
   (6.83% effective interest rate at December 31, 1997) ..............    315,000         --
Bank unsecured line of credit, maturing March 15, 1998 (6.36%
   effective interest rate at December 31, 1997) .....................     19,000         --
Bank unsecured line of credit ........................................         --    210,100
7.40% Senior unsecured notes, due 2005 (7.55% effective interest rate)     99,927     99,917
7.25% Senior unsecured notes, due 2004 (7.13% effective interest rate)    101,050    101,220
7.11% Medium-Term notes, due 2001 (7.25% effective interest rate) ....     50,000     50,000
7.27% Medium-Term notes, due 2007 (7.36% effective interest rate) ....     50,000         --
7.33% Medium-Term notes, due 2008 (7.36% effective interest rate) ....     50,000         --
9.25% Senior unsecured subordinated notes, due 2003 (9.58% effective
   interest rate) ....................................................    120,000    120,000
Other ................................................................      2,500      3,700
                                                                         --------   --------
     Total long-term debt ............................................    901,685    692,668
Less current installments ............................................     29,400     33,299
                                                                         --------   --------
     Long-term debt, excluding current installments ..................   $872,285   $659,369
                                                                         ========   ========


     At December 31,  1997,  the Company had a $325  million  Unsecured  Line of
Credit with a consortium of banks and a $75 million Bank Unsecured Line of Credit (together, the "Unsecured Credit Facilities"). The $325 million Unsecured Line of Credit matures February 2002 and the $75 million Bank Unsecured Line of Credit matures March 1998. At December 31, 1997, the Company had $64,694,000 available on its Unsecured Credit Facilities, net of $1,306,000 of letters of credit collateralizing certain mortgages. The Unsecured Credit Facilities bear interest at the prime rate or LIBOR, adjusted for an applicable margin, as defined in the related credit agreements. The applicable margin is determined quarterly based upon predetermined levels of cash flow to indebtedness or credit ratings received by specified credit rating agencies, as defined in the related credit agreements. At December 31, 1997, borrowings under the Unsecured Credit Facilities bear interest at LIBOR plus 33.75 basis points on $315,000,000 of outstanding borrowings and LIBOR plus 38.75 basis points on $19,000,000 of outstanding borrowings. The $325 million Unsecured Line of Credit requires a facility fee of 18.75 basis points on the average amount of the commitment.

     Annual maturities for the five years subsequent to December 31, 1997 and thereafter are as follows:

                                                           (in thousands)
      1998 ..............................................     $ 29,400
      1999 ..............................................       10,736
      2000 ..............................................       50,284
      2001 ..............................................       64,598
      2002 ..............................................      317,141
      Thereafter ........................................      429,526
                                                              --------
                                                              $901,685
                                                              ========

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     Maturities for the years ended December 31, 1998 and 2002 include the $19,000,000 and $315,000,000 balances on the $75 million Bank Unsecured Line of Credit and the $325 million Unsecured Line of Credit, respectively.

     Interest paid during the years ended December 31, 1997, 1996 and 1995 amounted to $56,358,000, $44,501,000 and $39,912,000, respectively.

     On August 15, 1997, La Quinta filed a shelf registration statement with the Securities and Exchange Commission which would allow the Company to issue up to $300,000,000 principal amount of Debt Securities. The registration statement became effective on August 25, 1997. The Company has not issued any Debt Securities under this registration statement.

     The Company recognizes losses on early extinguishments of long-term debt as extraordinary items in the period in which the debt is extinguished. The Company reported extraordinary items, net of income taxes, of $38,000, $524,000 and
$717,000 in 1997, 1996 and 1995, respectively, related to the early extinguishment of long-term debt.

     The Company is obligated by agreements relating to sixteen issues of IRBs in an aggregate amount of $37,600,000 to purchase the bonds at face value prior to maturity under certain circumstances. The bonds have floating interest rates which are indexed periodically. Bondholders may, when the rate is changed, put the bonds to the designated remarketing agent. If the remarketing agent is unable to resell the bonds, it may draw upon an irrevocable letter of credit which secure the IRBs. In such event, the Company would be required to repay the funds drawn on the letters of credit within 24 months. As of December 31, 1997 no draws had been made upon any such letters of credit. The schedule of annual maturities shown above includes these IRBs as if they will not be subject to repayment prior to maturity. Assuming all bonds under such IRB arrangements are presented for payment prior to December 31, 1998 and the remarketing agents are unable to resell such bonds, the maturities of long-term debt shown above would increase by $20,610,000 for the year ending December 31, 2000.

     The Unsecured Credit Facilities and certain agreements associated with IRBs are governed by a uniform covenant agreement. The most restrictive covenants provide for the following: minimum net worth, limitations on the incurrence of debt, mergers, sales of substantial assets, loans and advances, certain investments or any material changes in character of business.

     The Company's 7.4% Senior Unsecured Notes due 2005, 7.25% Senior Unsecured Notes due 2004, 7.11% Medium-Term Notes due 2001, 7.27% Medium-Term Notes due 2007 and 7.33% Medium-Term Notes due 2008 are all governed by a Trust Indenture dated September 15, 1995. The Trust Indenture contains covenants which place limitations on certain liens on assets, sale and leaseback transactions, mergers and the sale of substantially all of the assets of the Company.

     The Company's 9 1/4% Senior Unsecured Subordinated Notes due 2003 are governed by a Trust Indenture dated May 15, 1993. The Trust Indenture contains certain covenants for the benefit of holders of the notes, including, among others, covenants placing limitations on the incurrence of debt, dividend payments, certain investments, transactions with related persons, asset sales, mergers and the sale of substantially all the assets of the Company.

     At December 31, 1997, the Company was in compliance with all restrictions and covenants.

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(4) ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     At December 31, 1997 and 1996, accounts payable and accrued expenses consisted of the following:

                                                               December 31
                                                          ----------------------
                                                            1997          1996
                                                          -------        -------
                                                              (in thousands)
Accounts payable:
     Construction ................................        $40,059        $30,920
     Trade .......................................         16,224         16,125
     Cash overdrafts .............................         11,405          7,043
     Income taxes ................................          4,914             --
     Other .......................................          1,003          1,000
                                                          -------        -------
                                                          $73,605        $55,088
                                                          =======        =======


Accrued expenses:
     Payroll and employee benefits ...............        $22,282        $25,570
     Property taxes ..............................         12,485         10,607
     Interest ....................................         11,676          8,241
     Other .......................................          3,078          2,584
     Treasury stock purchase .....................             --          6,582
                                                          -------        -------
                                                          $49,521        $53,584
                                                          =======        =======

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(5) UNINCORPORATED PARTNERSHIPS AND JOINT VENTURES

     At December 31, 1997, the Company had a 50% ownership interest in one unincorporated partnership and a 60% ownership interest in one unincorporated joint venture. Summary financial information with respect to unincorporated partnerships and joint ventures included in the combined financial statements is provided below in order to provide further understanding of the Company's structure and to present the financial position and results of operations of the unincorporated partnerships and joint ventures included in the combined financial statements. Cost and equity investments are not included in other summarized data as such investments are not considered significant.

     The following financial information includes the activity of the acquired unincorporated partnerships and joint ventures through the date of acquisition (see note 15).

                                                                   December 31
                                                                 ---------------
                                                                  1997     1996
                                                                 ------   ------
                                                                  (in thousands)
ASSETS
Total current assets ..........................................  $  442   $  827
Property and equipment, net ...................................   5,868    7,335
Deferred charges and other assets .............................       5        9
                                                                 ------   ------
                                                                 $6,315   $8,171
                                                                 ======   ======


LIABILITIES AND OWNERS' EQUITY
Total current liabilities .....................................  $  549   $  766
Long-term debt, excluding current installments of $412 and $488 351 763 Owners' equity:
     Company's ................................................   2,748    3,349
     Partners' ................................................   2,667    3,293
                                                                 ------   ------

                                                                 $6,315   $8,171
                                                                 ======   ======



                                                    Years Ended December 31
                                               ---------------------------------
                                                 1997        1996        1995
                                               --------    --------    --------
                                                        (in thousands)

Revenues ...................................   $  5,066    $  9,625    $ 58,265
Operating costs and expenses ...............      3,019       6,124      38,434
                                               --------    --------    --------
Operating income ...........................      2,047       3,501      19,831
Other deductions, principally interest .....        (51)        (70)     (1,019)
                                               --------    --------    --------
     Pretax earnings .......................   $  1,996    $  3,431    $ 18,812
                                               ========    ========    ========
Equity in pretax earnings:
     Company's .............................   $  1,136    $  1,932    $  8,585
     Partners' .............................        860       1,499      10,227
                                               --------    --------    --------
                                               $  1,996    $  3,431    $ 18,812
                                               ========    ========    ========

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(6) INCOME TAXES

     Income tax expense attributable to income from continuing operations consists of:

                                                 Years Ended December 31
                                       -----------------------------------------
                                        1997             1996              1995
                                       -------          -------          -------
Federal .....................                       (in thousands)
  Current ...................          $33,554          $24,540          $26,992
  Deferred ..................           10,850            7,393            1,015
                                       -------          -------          -------
                                        44,404           31,933           28,007
                                       -------          -------          -------
State
  Current ...................            4,372            2,630            3,447
  Deferred ..................            1,409            1,097              166
                                       -------          -------          -------
                                         5,781            3,727            3,613
                                       -------          -------          -------
Total .......................          $50,185          $35,660          $31,620
                                       =======          =======          =======


The effective tax rate varies from the statutory rate for the following reasons:

                                                      Years Ended December 31
                                                --------------------------------
                                                  1997        1996        1995
                                                --------    --------    --------
                                                         (in thousands)

Tax expense at statutory rate ...............   $ 48,121    $ 33,732    $ 29,048
State income taxes, net of Federal benefit ..      3,757       2,512       2,482
Other, net ..................................     (1,693)       (584)         90
                                                --------    --------    --------
   Provision for income taxes ...............   $ 50,185    $ 35,660    $ 31,620
                                                ========    ========    ========


The following are cash transactions relating to the Company's income taxes:

                                                 Years Ended December 31
                                         ---------------------------------------
                                           1997           1996             1995
                                         -------         -------         -------
                                                      (in thousands)

Income taxes paid ..............         $27,417         $23,326         $24,777
                                         =======         =======         =======
Income tax refund ..............         $ 2,577         $     5         $   111
                                         =======         =======         =======


================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are presented below:

                                                                                      December 31
                                                                                --------------------
                                                                                  1997        1996
                                                                                --------    --------
                                                                                   (in thousands)
Deferred tax assets:
   Notes receivable and land, principally due to allowance and write-downs for
      financial reporting purposes ...........................................   $  1,311    $  1,983
   Property and equipment, principally due to acquisitions of
      partnership interests ..................................................     11,788      13,627
   Expense provisions and deferred gains .....................................     12,128      12,592
                                                                                 --------    --------
   Total gross deferred tax assets ...........................................     25,227      28,202
                                                                                 --------    --------
Deferred tax liabilities:
   Property and equipment, principally due to differences in
      depreciation and capitalized interest ..................................    (50,219)    (40,156)
   Other .....................................................................     (2,268)     (3,047)
                                                                                 --------    --------
   Total gross deferred tax liabilities ......................................    (52,487)    (43,203)
                                                                                 --------    --------
   Net deferred tax liability ................................................   $(27,260)   $(15,001)
                                                                                 ========    ========


     The Company anticipates that the reversal of existing taxable temporary differences will more likely than not provide sufficient taxable income to realize the tax benefits of the remaining deferred tax assets.

(7)  SHAREHOLDERS' EQUITY

     The Company adopted Statement of Financial Accounting Standards No. 128, ("FAS 128") during 1997. FAS 128 specifies computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior period earnings per share amounts have been restated in accordance with FAS 128.

     In accordance with FAS 128, the Company has presented basic earnings per share, computed on the basis of the weighted average number of shares outstanding during the period, and diluted earnings per share, computed on the basis of the weighted average number of shares and all dilutive potential shares outstanding during the period. A reconciliation between basic and diluted weighted average number of shares outstanding and the related earnings per share calculation is presented below.

                                                                                     1997      1996      1995
                                                                                   -------   -------   -------
Earnings after conversion of partner's interest into
   common stock and before extraordinary items .................................   $87,304   $60,719   $ 5,010
                                                                                   =======   =======   =======


Basic weighted average number of shares outstanding ............................    77,426    77,736    74,360
Dilutive effect of stock options ...............................................     2,734     3,225     3,631
                                                                                   -------   -------   -------
Diluted weighted average number of shares outstanding ..........................    80,160    80,961    77,991
                                                                                   =======   =======   =======


Basic earnings per share after conversion of partner's interest into common stock and before extraordinary
   items .......................................................................   $  1.13   $   .78   $   .07
Diluted earnings per share after conversion of partner's
   interest into common stock and before extraordinary
   items .......................................................................   $  1.09   $   .75   $   .07

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     Stock options with exercise prices greater than the average market price of the Company's common stock for the applicable periods are excluded from the computation of diluted weighted average number of shares outstanding. Such options totaled approximately 664,000, 415,000 and 236,000 for the years ended December 31, 1997, 1996 and 1995, respectively. The AEW conversion option, as described below, was also excluded from the computation of 1995 diluted number of shares outstanding as it was antidilutive for the periods prior to its exercise.

     The Board of Directors authorized a three-for-two stock split effected in the form of a stock dividend effective in July 1996. Earnings per share, the weighted average number of shares outstanding and the following information have been adjusted to give effect to this distribution.

     The Board of Directors has authorized a series of plans for the repurchase of up to a total of $80,000,000 of the Company's common stock. During January 1996, the Board of Directors, through a resolution independent of the $80,000,000 series of repurchase plans, approved a private transaction for the repurchase of $11,500,000 of the Company's common stock from a related party (see note 13). Total repurchases under these plans, including the private transaction, were approximately $84,358,000, of which approximately $22,905,000 were made during 1997.

     The Company's stock option plans cover the granting of options to purchase an aggregate of 11,966,297 common shares. Options granted under the plans are issuable to certain officers, employees and directors generally at prices not less than fair market value at date of grant. Options are generally exercisable in four equal installments on successive anniversary dates of the date of grant and are exercisable thereafter in whole or in part. Outstanding options not exercised expire ten years from the date of grant. Generally, the stock option plan documents provide for immediate vesting of all unvested options outstanding upon a "change in control", as defined therein. The Company accounts for these plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Upon exercise, the excess of the option price received over the par value of the shares issued, net of expenses, is credited to additional paid-in capital.

     In accordance with APB 25, the Company recognized compensation cost totaling approximately $650,000 as a charge to shareholders' equity in 1997 for stock options granted at prices below market on the date of grant. This charge is amortized as compensation expense ratably over the vesting period of the stock option grants. Such compensation expense totaled approximately $41,000 during 1997.




================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     A summary of the status of the Company's stock option plans at December 31, 1997, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

                                                             1997                          1996                       1995
                                                    ------------------------      ----------------------        --------------------
                                                                    Wtd Avg                     Wtd Avg                     Wtd Avg
                                                     Shares         Ex Price      Shares        Ex Price        Shares      Ex Price
                                                     ------         --------      ------        --------        ------      --------
Outstanding at beginning
   of year ..................................       7,564,874       $ 8.11       8,602,598       $ 6.21       9,489,704       $ 5.05
Granted .....................................       1,692,175        19.05       1,140,781        19.00         673,313        17.99
Canceled or expired .........................        (215,836)       18.41        (209,965)       14.40        (323,607)        4.28
Exercised ...................................        (708,403)        5.35      (1,968,540)        5.47      (1,236,812)        4.22
                                                    ---------                   ----------                   ----------
Outstanding at end of year ..................       8,332,810        10.30       7,564,874         8.11       8,602,598         6.21
                                                    =========                   ==========                   ==========
Exercisable at end of year ..................       5,892,361         6.85       5,969,894         5.52       6,905,570         5.04
                                                    =========                   ==========                   ==========
Weighted average fair value of
   options granted ..........................         $ 6.99                    $     6.18                   $     6.23

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: risk-free interest rates of 6.13, 5.70 and 6.12 percent; expected dividend yields of .35,
 .45 and .50 percent; expected lives of 3.72, 3.44 and 3.97 years; and expected volatilities of 37, 37 and 36 percent.

     Had the compensation cost for these plans been determined consistent with Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), the Company's net earnings and earnings per share would have been reduced to the following pro forma amounts:

                                                                         1997             1996               1995
                                                                      --------         ----------          ---------
 Net Earnings:                             As Reported                $ 87,266         $   60,195          $  50,657
                                           Pro Forma                  $ 84,805         $   58,952          $  50,278

 Basic Earnings Per Share:                 As Reported                $   1.13         $      .77          $     .68
                                           Pro Forma                  $   1.10         $      .76          $     .68

 Diluted Earnings Per Share:               As Reported                $   1.09         $      .74          $     .65
                                           Pro Forma                  $   1.06         $      .73          $     .64

     The net earnings and earnings per share information for 1995 shown above does not reflect the $46,364,000 non-recurring, non-cash item related to the AEW Transaction as further discussed in note 15.

     The Company is not required to apply the Statement 123 method of accounting to stock options granted prior to January 1, 1995. As the above pro forma disclosures do not reflect compensation cost attributable to options granted prior to January 1, 1995, the pro forma amounts reflected above may not be a representation of future results.





================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

            The following table summarizes information about stock options outstanding at December 31, 1997:

                                              Options Outstanding                                    Options Exercisable
                        ---------------------------------------------------------------    -----------------------------------------
       Range                 Number                Wtd Avg                                      Number
         of              Outstanding at           Remaining               Wtd Avg            Exercisable                 Wtd Avg
  Exercise Prices           12/31/97           Contractual Life        Exercise Price        at 12/31/97              Exercise Price
-------------------    ----------------      ------------------      ------------------    ----------------           --------------
$  2.33 to     6.02           3,987,571              4.23 Years           $  3.12                 3,987,571              $  3.12
  11.70 to    15.47           1,640,996              6.92                   12.73                 1,212,509                12.06
  16.67 to    22.63           2,704,243              8.66                   19.40                   692,281                19.22
                         --------------                                                    ----------------
   2.33 to    22.63           8,332,810              6.20                   10.30                 5,892,361                 6.85
                         ==============                                                    ================


     During 1996, 150,000 options to purchase the Company's common stock were granted to an officer of the Company, subject to shareholder approval. The Company obtained shareholder approval at its Annual Meeting of Shareholders in May 1997. These options were included in the above disclosures for 1997 stock options granted, weighted average fair value of stock options granted, pro forma earnings and pro forma earnings per share.

     The exercise of non-qualified stock options results in state and federal income tax benefits to the Company related to the difference between market price at the date of exercise and the option price. During 1997, 1996 and 1995, approximately $4,319,000, $10,330,000 and $6,027,000, respectively, was credited to additional paid-in capital for the tax benefits of options exercised.

     During 1997, 25,000 shares of restricted common stock were issued to an officer of the Company. These shares vest in four equal installments on successive anniversary dates of the date of grant. In accordance with APB 25, the Company recognized compensation cost totaling approximately $434,000 as a charge to shareholders' equity in 1997 for the restricted stock grant. This charge is amortized as compensation expense ratably over the vesting period of the restricted stock grant. Such compensation expense totaled approximately $27,000 during 1997.

     Under the terms of the La Quinta Development Partners, L.P. ("LQDP" or the "Development Partnership") partnership agreement, AEW Partners, L.P. ("AEW Partners") had the ability to convert 66 2/3% of its 60% ownership in the Development Partnership into a specified number of shares of the Company's Common Stock (adjusted for stock splits, cash dividends and distributions from LQDP to AEW). As further discussed in note 15, AEW exercised its conversion option during 1995 and 7,949,732 shares of the Company's common stock were issued to AEW. These shares were registered with the Securities and Exchange Commission and were sold, together with 30,375 shares of the Company's Common Stock owned by AEW prior to the conversion, in an underwritten secondary public offering.

(8)  PENSION PLAN AND OTHER

     The La Quinta Retirement Plan (the "Plan") is a defined benefit pension plan covering all employees. Benefits accruing under the Plan are determined according to a career average benefit formula which is integrated with Social Security benefits. For each year of service as a participant in the Plan, an employee accrues a benefit equal to one percent of his or her annual compensation plus .65 percent of compensation in excess of the Social Security covered compensation amount. The Company's funding policy for the Retirement Plan is to annually contribute the minimum amount required by federal law.

     The Supplemental Executive Retirement Plan and Trust (the "SERP") covers a select group of management employees. Benefits under the SERP are determined by a formula which considers service and total compensation; the results of the formula-derived benefit are then reduced by the participant's pension entitlement from the Plan.

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     The following table sets forth the funded status and amounts recognized in the Company's combined financial statements for the Plan at December 31, 1997 and 1996:

                                                                    December 31
                                                                --------------------
                                                                  1997        1996
                                                                --------    --------
                                                                   (in thousands)

Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested
      benefits of $11,807 and $9,006 ........................   $(13,556)   $(10,171)
                                                                ========    ========


   Projected benefit obligation for services rendered to date   $(17,926)   $(13,246)
   Plan assets at fair value, primarily marketable securities     14,312      10,338
                                                                --------    --------
   Projected benefit obligation in excess of plan assets ....     (3,614)     (2,908)
   Unrecognized net loss from past experiences different from
      those assumed .........................................      3,096       1,702
   Prior service costs ......................................      1,006       1,180
                                                                --------    --------
   Accrued pension costs ....................................   $    488    $    (26)
                                                                ========    ========


     The following table sets forth the funded status and amounts recognized in the Company's combined financial statements for the SERP at December 31, 1997 and 1996:

                                                                                       December 31
                                                                                    ------------------
                                                                                      1997      1996
                                                                                    -------    -------
                                                                                      (in thousands)
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits of $1,466 and $1,065   $(2,306)   $(1,743)
                                                                                    =======    =======
   Projected benefit obligation for services rendered to date ...................   $(4,857)   $(4,590)
   Unrecognized net gain from past experiences different from those assumed .....      (599)      (152)
   Prior service costs ..........................................................      (413)      (236)
                                                                                    -------    -------
      Accrued pension costs .....................................................   $(5,869)   $(4,978)
                                                                                    =======    =======


     The Company maintains a trust account intended for use in settling benefits due under the SERP. The Company had no funds accumulated in the trust account at December 31, 1997 and 1996. As a result of the execution of the Merger Agreement (as further described in note 16), a "Potential Change in Control", as defined in the SERP document, has occurred. This event requires the Company to make a contribution to the trust sufficient to meet funding obligations as described in the SERP document within 90 days of signing the Merger Agreement.

The assumptions used in the calculations shown above were:

                                                    1997              1996
                                                -------------     -------------

Discount rate................................           7.00%             7.50%
Expected long-term rate of return on assets..           8.00%             8.00%
Rate of increase in compensation levels......   5.00% - 6.00%     5.00% - 6.00%


================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     The combined net periodic pension cost for the Plan and the SERP includes the following components:

                                                      Years Ended December 31
                                                  -----------------------------
                                                   1997       1996       1995
                                                  -------    -------    -------
                                                          (in thousands)

Service cost (benefits earned during the period)  $ 2,083    $ 2,144    $ 1,571
Interest cost on projected benefit obligation ..    1,283      1,298      1,072
Actual return on plan assets ...................   (2,640)      (963)    (1,639)
Net amortization and deferral ..................      395        577        410
Net deferred asset gain ........................    1,785        195      1,041
                                                  -------    -------    -------


     Net periodic pension cost .................  $ 2,906    $ 3,251    $ 2,455
                                                  =======    =======    =======


     In addition to providing pension benefits, the Company sponsors a 401(k) Savings Plan and Trust (the "Savings Plan"). The Savings Plan is designed to be a qualified plan under sections 401 and 410 through 417 of the Internal Revenue Code. Under the Savings Plan, eligible employees are allowed to defer income on a pre-tax basis through contributions to the Savings Plan and the Company matches a portion of such contributions. The Company's matching contributions totaled approximately $200,000, $170,000 and $157,000 in 1997, 1996 and 1995,
respectively.

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(9) OPERATING LEASES

Lessee

     The Company leases a portion of the real estate and equipment used in operations. Certain ground lease arrangements contain contingent rental provisions based upon revenues and also contain renewal options at fair market values at the conclusion of the initial lease terms. In 1993, the Company entered into two ten year operating leases for its corporate headquarters and reservation facilities in San Antonio.

     Future annual minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year at December 31, 1997 follow:

                                                              (in thousands)
              1998.....................................            $  3,247
              1999.....................................               3,036
              2000.....................................               2,749
              2001.....................................               2,120
              2002.....................................               1,983
              Thereafter...............................               3,720
                                                                  ---------
              Total minimum payments required..........            $ 16,855
                                                                  =========


     Total rental expense for operating leases was approximately $3,735,000, $3,258,000 and $3,188,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Lessor

     The Company leases restaurants it owns to third parties. The leases are accounted for as operating leases expiring during a period from 1998 to 2017 and provide for minimum rentals and contingent rentals based on a percentage of annual sales in excess of stipulated amounts. The following is a summary of restaurant property leased at December 31, 1997:

                                                             (in thousands)
             Buildings......................................     $32,229
             Less:  accumulated depreciation................      12,378
                                                              ----------
                                                                  19,851
             Land...........................................      18,140
                                                              ----------
                 Total leased property......................    $ 37,991
                                                              ==========


     Minimum future rentals to be received under the noncancelable restaurant leases in effect at December 31, 1997 follow:

                                                                  (in thousands)
             1998.............................................        $ 6,172
             1999.............................................          5,908
             2000.............................................          5,472
             2001.............................................          4,809
             2002.............................................          4,125
             Thereafter.......................................         15,786
                                                                   ----------
                                                                      $42,272
                                                                   ==========

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     Contingent rental income amounted to approximately  $1,149,000,  $1,270,000
and  $1,198,000  for  the  years  ended  December  31,  1997,   1996  and  1995,
respectively.

(10 COMMITMENTS

     The Company has made commitments of approximately $177,506,000 for the completion of Inn & Suites hotels for which construction had commenced as of December 31, 1997. Funds on hand, anticipated future cash flows and amounts available on the Company's Unsecured Credit Facilities as may be increased from time to time and its $300,000,000 shelf registration statement are expected to be sufficient to complete these projects.

(11) CONTINGENCIES

     In January 1998, two lawsuits were filed in the District Court of Bexar County, Texas on behalf of stockholders of the Company against the Company, certain directors and officers of the Company, and Meditrust Corporation (collectively, the "Defendants"). The lawsuits are captioned Robbins v. Razzouk, et al, Cause No. 98CI-00192, and Brody v. Razzouk, et al, Cause No. 98CI-00456 (the "Actions"). The complaints in the Actions allege, among other things, that Defendants (other than Meditrust) have breached their fiduciary duties to stockholders by agreeing in the Merger Agreement to Merger Consideration which is "grossly inadequate", by failing to solicit competing bids or to provide a "market check", by failing to conduct a full and thorough investigation, and by failing to make adequate public disclosure regarding the transaction. The independence of the directors of the Company is also questioned. The complaints allege that Meditrust aided and abetted the alleged breaches of duty by the other Defendants. The complaints in the Actions seek, among other things, (i) a declaration that Defendants have breached their fiduciary duties to members of the alleged class, (ii) a declaration that the proposed transaction is a legal nullity, (iii) an order preliminarily and permanently enjoining consummation of the proposed transaction, (iv) if the proposed transaction is consummated, an order to rescind it, (v) the award of compensatory damages, and (vi) the award of costs, disbursements and attorneys fees.

     La Quinta believes that each of these lawsuits is without merit and intends to defend them vigorously.

     The Company is party to various other lawsuits and claims generally incidental to its business. The Company does not anticipate any amounts which it may be required to pay as a result of an adverse determination of such legal proceedings, individually or in the aggregate, or any other relief granted by reason, thereof, will have a material adverse effect on the Company's financial position or results of operations.



================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(12) QUARTERLY FINANCIAL DATA (UNAUDITED)

     The unaudited combined results of operations by quarter are summarized below:

                                                              First        Second        Third        Fourth
                                                             Quarter       Quarter       Quarter      Quarter
                                                           -----------   -----------    ---------    ---------
                                                                 (in thousands, except per share data)
Year ended December 31, 1997:
   Revenues ............................................   $   113,353   $   135,666    $ 137,898    $ 115,652
   Operating income ....................................        38,032        53,502       50,002       37,191
   Earnings before extraordinary items .................        16,648        25,636       28,917       16,103
   Net earnings ........................................        16,648        25,636       28,879       16,103
   Basic earnings per share before extraordinary
     items .............................................           .21           .33          .37          .21
   Basic earnings per share ............................           .21           .33          .37          .21
   Diluted earnings per share before extraordinary
     items .............................................           .21           .32          .36          .20
   Diluted earnings per share ..........................   $       .21   $       .32    $     .36    $     .20

Year ended December 31, 1996:
   Revenues ............................................   $   102,758   $   116,022    $ 121,902    $ 102,377
   Operating income ....................................        27,857        42,676       43,796       25,361
   Earnings before extraordinary items .................        10,867        20,157       20,649        9,046
   Net earnings ........................................        10,867        19,913       20,484        8,931
   Basic earnings per share before extraordinary
     items .............................................           .14           .26          .26          .11
   Basic earnings per share ............................           .14           .26          .26          .11
   Diluted earnings per share before extraordinary
     items .............................................           .13           .25          .25          .11
   Diluted earnings per share ..........................   $       .13   $       .25    $     .25    $     .11

Year ended December 31, 1995:
   Revenues ............................................   $    96,735   $   110,043    $ 113,906    $  93,235
   Operating income ....................................        32,692        40,936       34,538       24,497
   Earnings before extraordinary items .................        11,070        16,691       14,932        8,681
   Conversion of partner's interest into
     common stock ......................................            --            --      (46,364)          --
   Net earnings (loss) available to
     shareholders ......................................        11,070        16,691      (32,149)       8,681
   Basic earnings (loss) per share after conversion of
     partner's interest into common stock and before
     extraordinary items ..............................            .16           .24         (.40)         .11
   Basic earnings (loss) per share
     available to shareholders .........................           .16           .24         (.41)         .11
   Diluted earnings (loss) per share after conversion of
     partner's interest into common stock and before
     extraordinary items ...............................           .15           .23         (.40)         .11
   Diluted earnings (loss) per share available to
     shareholders ......................................   $       .15   $       .23    $    (.41)   $     .11

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

     The decrease in net earnings (loss) available to shareholders in the third quarter of 1995 resulted from the provision for premature retirement of assets of $8,577,000, $5,309,000 net of tax (see note 2) and the conversion of partner's interest into common stock of $46,364,000 (see note 15).

(13) RELATED PARTY TRANSACTIONS

Stock Repurchase

     On January 22, 1996, the Company agreed to purchase 750,000 shares of its common stock for $11,500,000 from The Airlie Group L.P. ("Airlie"). Airlie is an investment limited partnership of which a corporation owned by a director of the Company is an indirect co-general partner. These shares were purchased at a discount to the closing stock price as of January 19, 1996. This transaction was approved by the Board of Directors through a resolution independent of the $80,000,000 series of stock repurchase plans described in note 7.

Other Recurring Transactions

     La  Quinta   pays  all  direct   operating   expenses   on  behalf  of  the
unincorporated partnerships and joint ventures and is reimbursed for all such payments.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these items. The carrying value for notes receivable approximates the fair value based on the estimated underlying value of the collateral. The fair value of the Company's long-term debt as estimated based on the current market prices for the same or similar issues or on the current rates available to the Company for debt of the same maturities was approximately $921,173,000 and $699,183,000 at December 31, 1997 and 1996, respectively.

     During 1997, the Company entered into two forward interest rate agreements in anticipation of future debt issuance. These agreements fix the interest rate at 6.44% for $120,000,000 of debt expected to be issued in May 1998. The rate agreements will settle in cash in May 1998, based on the differential between the agreed upon rates. Assuming market rates in effect at December 31, 1997, the Company would pay $5,835,000 upon maturity of these agreements. Due to fluctuation in interest rates, this amount may not be representative of the amount the Company will actually receive or pay upon maturity of these agreements. In accounting for such agreements, the Company recognizes the payment received or paid on the settlement date as an adjustment to interest expense over the term of the underlying debt. The Company is subject to credit risk depending on the counterparties involved as cash settlements are not required until maturity.

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(15) ACQUISITION OF PARTNERS' INTERESTS

     During 1997 and 1996, the Company acquired the limited partners' interest in one and four, respectively, of its combined unincorporated partnerships and joint ventures, which each owned one inn. The Company now has remaining one unincorporated partnership and one unincorporated joint venture, each owning one inn.

     In 1995, the Company acquired all of AEW Partners, L.P. ("AEW") limited partner's interest in La Quinta Development Partners, L.P. ("LQDP"), which owned 47 inns. The acquisition was effected through the issuance of common stock and cash as described below.

     On June 15, 1995, AEW notified the Company that it would exercise, subject to certain conditions, its option to convert two-thirds of its ownership interest in LQDP into 7,949,732 shares of the Company's Common Stock. AEW also agreed to sell the remaining one-third of its ownership interest in LQDP to the Company for a negotiated price of $48.2 million in cash (collectively, the "AEW Transaction"). The AEW Transaction was consummated on July 3, 1995. Upon conversion of the partnership interest into La Quinta Common Stock, the Company issued 7,949,732 shares of the Company's Common Stock having a fair market value of $142.8 million based on the July 3, 1995 New York Stock Exchange closing price. Pursuant to the provisions of the LQDP Partnership Agreement, the shares issued upon conversion were sold in a registered underwritten secondary public offering.

     The conversion was accounted for by increasing shareholders' equity by the $46.4 million value of the option and recording a $46.4 million non-cash adjustment entitled Conversion of Partner's Interest into Common Stock below net earnings in the Statement of Operations. There was no net effect on shareholders' equity as a result of this accounting treatment. The sale to La Quinta of AEW's remaining one-third interest in LQDP was accounted for as an acquisition of a minority interest and purchase accounting was applied.

     The following unaudited pro forma information reflects the combined results of operations of the Company as if the AEW Transaction had occurred on January 1, 1995, after giving effect to certain adjustments. The pro forma information does not reflect the $46.4 million non-recurring, non-cash item described above. The pro forma basic and diluted per share effect of this item is ($.59) and ($.57), respectively, for the year ended December 31, 1995. The pro forma results are not necessarily indicative of operating results that would have occurred had the AEW Transaction been consummated as of the beginning of 1995, nor are they necessarily indicative of future operating results.

                                                      (Unaudited)
                                                       Pro Forma
                                              Year Ended December 31, 1995
                                          ------------------------------------
                                          (in thousands, except per share data)

Total revenues ...........................          $   413,919
                                                    ===========

Earnings before extraordinary items ......          $    54,698
                                                    ===========

Basic earnings before extraordinary
   items per share .......................          $       .70
                                                    ===========

Diluted earnings before extraordinary
   items per share .......................          $       .67
                                                    ===========

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

(16) MERGER AGREEMENT

     On January 3, 1998, La Quinta, Meditrust Corporation ("Meditrust REIT") and Meditrust Operating Company ("Meditrust Operating Company" and together with Meditrust REIT, the "Meditrust Companies") entered into an agreement and plan of merger (the "Merger Agreement"), pursuant to which the Company will merge with and into Meditrust REIT with Meditrust REIT being the surviving corporation (the "Merger"). In the Merger, La Quinta shares will be converted into Paired Shares of The Meditrust Companies, or converted into cash. As a result of the Merger, Meditrust REIT will acquire all of the assets and liabilities of the Company and Meditrust REIT will assume approximately $900 million of the Company's existing indebtedness.

     Under the terms of the Merger Agreement, shareholders of the Company will have the option to elect to receive either (i) common stock of the Meditrust Companies (the "Paired Shares"), or (ii) cash. The stock consideration will be payable in Paired Shares under an exchange ratio based on the average closing price of the Paired Shares for 20 randomly determined trading days in a 30-day period ending the eighth day prior to the Company's shareholder meeting called to consider the Merger (the "Meeting Date Price"). The Paired Shares issued in the Merger will be entitled to receive a cash earnings and profit distribution from Meditrust REIT.

     The Merger Agreement provides that Company shareholders receiving stock consideration will receive Paired Shares in an amount, based on the Meeting Date Price, equal to the difference between $26.00 and the earnings and profit distribution to be received per Company share, so long as the Meeting Date Price is between $34.20 and $41.80. Company shareholders electing to receive stock consideration will also receive the earnings and profit distribution so long as they hold the Paired Shares on the applicable record date. The earnings and profit distribution is expected to be declared immediately prior to the Merger, payable to all shareholders of record of the Meditrust Companies on a date to be determined by Meditrust between the fifteenth and the forty-fifth day following the Merger and payable within fifteen days of such record date.

     If the Meeting Date Price is greater than or equal to $41.80 but less than or equal to $45.60, the exchange ratio for each share of Company common stock exchanged into Paired Shares will be 0.6220, reduced by the consideration to be received in the earnings and profit distribution per Company share (resulting in total consideration based on the Meeting Date Price ranging from $26.00 to $28.36 per share of Company common stock, including the earnings and profit distribution, as the Meeting Date Price increases from $41.80 to $45.60). If the Meeting Date Price is greater than $45.60, then each Company share will be entitled to receive $28.36 in total consideration based on the Meeting Date Price, comprised of Paired Shares and the earnings and profit distribution referred to above.

     If the Meeting Date Price is less than $34.20 but greater than or equal to $30.40, the exchange ratio for each share of Company common stock exchanged into Paired Shares will be 0.7602, reduced by the amount to be received in the earnings and profit distribution per Company share (resulting in total consideration based on the Meeting Date Price ranging from $26.00 to $23.11 per share of Company common stock, including the earnings and profit distribution, as the Meeting Date Price decreases from $34.20 to $30.40). If the Meeting Date Price is below $30.40, the Company will have the right to terminate the Merger Agreement under certain circumstances, subject to a "top-up" right exercisable by Meditrust REIT which is designed to return total consideration per Company share based on the Meeting Date Price to at least $23.11, inclusive of the earnings and profit distribution. If the Meeting Date Price is below $28.50, the Company will have the unilateral right to terminate the Merger Agreement.

     All Company shareholders will have the right to elect cash consideration in the Merger for each of their shares of Company common stock. The Merger Agreement provides that Company shareholders electing to receive cash in the Merger will receive, subject to the maximum cash limitations, $26.00 per exchanged share of Company common stock. In the event that the amount to be paid both pursuant to cash elections in the Merger

================================================================================

                              LA QUINTA INNS, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
================================================================================

and in the earnings and profit distribution paid with respect to Paired Shares received by Company shareholders in the Merger exceeds approximately $521 million, the cash merger consideration will be distributed pro rata among those shares electing cash and all other Company shares will receive Paired Shares in the Merger. The maximum cash limitation of approximately $521 million (which includes the cash merger consideration and the earnings and profit distribution payable on Paired Shares issued in the Merger) is not subject to adjustment based on the Meeting Date Price.

     The Merger is subject to various conditions including, without limitation, approval of the Merger by two-thirds of the outstanding shares of the Company common stock, by a majority of the outstanding shares of each of the Meditrust Companies, and regulatory agencies. Subject to the terms of a shareholders agreement, Gary L. Mead, Thomas M. Taylor & Co. and entities and individuals associated with certain members of the Bass family have agreed with the Meditrust Companies to vote approximately 29% of the outstanding shares of the Company common stock in favor of the Merger. These shareholders have also agreed to select cash consideration for all of their shares of Company common stock. It is currently anticipated that the Merger will be consummated in the second quarter of 1998.

(17) AMENDMENT TO $75 MILLION BANK UNSECURED LINE OF CREDIT

     On February 12, 1998, the Company amended its $75 million Bank Unsecured Line of Credit. The amendment increased the Bank Unsecured Line of Credit to $125 million, extended its term to July 1998 and increased the applicable margin over LIBOR to 50 basis points.


================================================================================

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
La Quinta Inns, Inc.:

     We have audited the combined balance sheets of La Quinta Inns, Inc. as of December 31, 1997 and 1996 and the related combined statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of La Quinta Inns, Inc. as of December 31, 1997 and 1996 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                           KPMG PEAT MARWICK LLP
San Antonio, Texas
January 23, 1998, except
for note 17, which is
as of February 12, 1998